Exhibit 4.1

               CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                            SERIES A PREFERRED STOCK
                                       OF
                             TDS (TELEMEDICINE) INC.

      TDS (TELEMEDICINE) INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

      DOES HEREBY CERTIFY:

      That, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of said corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, by written consent dated as of October 11, 2002, adopted a resolution providing for the number, designation, powers and preferences, and the qualifications, limitations and restrictions thereof, of a series of Preferred Stock, which resolution is as follows:

            "RESOLVED, that the Corporation amend its Certificate of Incorporation to create and issue a series of Preferred Stock of the Corporation to be designated the "Series A Preferred Stock," and that the Board of Directors does hereby fix and determine the number, designation, powers and preferences, and the qualifications, limitations and restrictions and other matters relating to such shares of Series A Preferred Stock as follows:

      A. Rights, Preferences and Restrictions of Preferred Stock. One Million Three Hundred Forty Thousand (1,340,000) shares of Preferred Stock shall be designated "Series A Preferred Stock" (the "Series A Preferred Stock"). The stated value of each share of the Series A Preferred Stock (the "Stated Value") shall be $.50 (which such amount shall be subject to adjustment whenever there shall occur a stock split combination, reclassification or other similar event involving or affecting the Series A Preferred Stock). The rights, preferences, privileges and restrictions granted to and imposed on the Series A Preferred Stock are as set forth below in this Section A.

      1. Dividend Provisions. The Corporation shall accrue semi-annually to the holders of outstanding Series A Preferred Stock a cumulative dividend at an annual rate per share equal to seven and one-half percent (7.5%) of the Stated Value beginning one year from the date of original issuance thereof (the "Original Issue Date"). All dividends accrued by the Corporation on the Series A Preferred Stock pursuant to this Section 1 shall be payable in cash (i) upon the liquidation, dissolution or winding up of the Corporation, (ii) upon the conversion of the Series A Preferred Stock into shares of the Corporation's common stock, par value $.01 per share (the "Common Stock), or (iii) upon any redemption of the Series A Preferred Stock (but only with respect to the shares of Series A Preferred Stock actually redeemed).


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      2. Liquidation Preference.

            (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series A Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Corporation to the holders of Common Stock, by reason of their ownership thereof, an amount per share equal to the sum of (i) $.50 for each outstanding share of Series A Preferred Stock (the "Purchase Price") and (ii) an amount equal to any declared but unpaid dividends previously declared thereon (together, the "Series A Liquidation Preference").

            (b) Upon the completion of the distribution required in subparagraph
(a) of this Section 2 and any other distribution that may be required with respect to subsequent series of Preferred Stock that may from time to time come into existence, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of all capital stock of the Corporation pro rata based on the number of shares of Common Stock held by each upon conversion of all of the Preferred Stock.

            (c) For purposes of this Section 2, and unless otherwise agreed to by the holders of 66 2/3% of the shares of the Series A Preferred Stock, a consolidation, merger or sale of all or substantially all of the assets of the Corporation shall be deemed a liquidation, dissolution or winding up for purposes of the Series A Liquidation Preference, unless the Corporation's stockholders of record as constituted immediately prior to such acquisition will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least 50% of the voting power of the surviving or acquiring entity in approximately the same proportion, with respect to the stock held by such stockholders, after such acquisition or sale as prior to such acquisition or sale.

            (d) Upon the occurrence of any of the events described in Section 2(c), if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities received shall be valued as follows:

                  (i) Securities not subject to investment letter or other similar restrictions on free marketability:

                        (A) If traded on a securities exchange or through the Nasdaq National Market System ("Nasdaq"), the value shall be deemed to be the average of the closing prices of the securities on such exchange or Nasdaq over the thirty-day period ending three (3) days prior to the closing;

                        (B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty-day period ending three (3) days prior to the closing; and

                        (C) If there is no active public market, the value shall be the fair market value thereof, as determined by an independent appraisal by an appraiser mutually acceptable to the Corporation and a majority of the Series A Preferred Stock.


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                  (ii) The method of valuation of securities subject to
investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined by an independent appraisal by an appraiser mutually acceptable to the Corporation and a majority of the Series A Preferred Stock as above in clause (i) to reflect the approximate fair market value thereof, as determined by the Corporation. The fees and expenses of any such appraiser shall be paid by the Corporation.

            (e) In the event the requirements of subsections 2(c) and 2(d) are not complied with, the Corporation shall forthwith either:

                  (i) cause the closing of such transaction to be postponed until such time as the requirements of this Section 2 have been complied with; or

                  (ii) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series A Preferred Stock shall revert to such rights, preferences and privileges set forth herein.

      3. Redemption Rights.

            (a) Series A Preferred Stock Optional Redemption by the Company.

                  (i) At any time, the Corporation, by written notice (the "Series A Notice Redemption Notice") to the holders of the outstanding shares of the Series A Preferred Stock (the "Series A Holders") may redeem some or all of the then outstanding shares of Series A Preferred Stock in accordance with subparagraph (ii) below. Any Series A Redemption Notice delivered under this
Section 3(a) shall state the number of shares of the Series A Preferred Stock to be redeemed (the "Redeemed Shares") and the names and addresses of the Series A Holders thereof. The redemption price shall equal the sum of (i) the Purchase Price multiplied by the number of Redeemed Shares and (ii) any unpaid dividends previously declared for such Redeemed Shares (the "Series A Redemption Price").

                  (ii) In the event of any redemption pursuant to Section 3(a) hereof, on or before any date fixed for redemption, each Series A Holder shall surrender the certificate or certificates representing such shares of Series A Preferred Stock to the Corporation, and on the applicable redemption date, the full Series A Redemption Price for such shares shall be paid by the Corporation by wire transfer to the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

      4. Automatic Conversion.

            (a) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock on a one for one basis on December 31, 2005 if not redeemed by the Corporation prior thereto.


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            (b) Mechanics of Conversion. Before any holder of Series A Preferred
Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

      5. Miscellaneous

            (a) Other Distributions. In the event the Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends), then, in each such case for the purpose of this subsection 5(a), the holders of the Series A Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series A Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

            (b) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in
Section 2 or this Section 5) provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series A Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

            (c) No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred Stock against impairment.


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            (d) No Fractional Shares. No fractional shares shall be issued upon conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

            (e) Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

            (f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to these articles.

            (g) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

      6. Voting Rights. The holders of the Series A Preferred Stock shall not be entitled or permitted to vote, except as otherwise required under Delaware law and as set forth below.

            (a) Without the approval of holders of a majority of the shares of Series A Preferred Stock then outstanding, voting or consenting, as the case may be, separately as a single class, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, the Corporation will not after the Original Issue Date create, authorize or issue any capital stock that ranks senior to or on a parity with the Series A Preferred Stock in any respect, including without limitation as to dividends or distributions upon the liquidation, dissolution or winding-up of the Corporation, or any warrants, rights, calls or options exercisable or exchangeable for or convertible into, or any obligations evidencing the right to purchase or acquire, any such capital stock, including, without limitation, in connection with a merger, consolidation or other reorganization.


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            (b) The holders of a majority of the shares of Series A Preferred
Stock shall be entitled to elect one person to the Board of Directors of the Company for so long as 50% of the largest number of shares of Series A Preferred Stock outstanding at any time remains outstanding.

      7. Status of Converted Stock. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Corporation. The Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

      IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by its duly authorized officer, as of October 11, 2002.

                                    TDS (TELEMEDICINE)  INC.


                                    By:   /s/ Roger Coomber
                                       -----------------------------------------
                                          Roger Coomber, Chief Executive Officer


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